Exhibit 99.1

The Buckle, Inc.

2407 W. 24th St. Kearney, NE 68845

P.O. Box 1480 Kearney, NE 68848-1480

phone: 308-236-8491

fax: 308-236-4493

For Immediate Release: May 21, 2021	web: www.buckle.com

Contact:	Thomas B. Heacock, Chief Financial Officer
The Buckle, Inc.
(308) 236-8491

THE BUCKLE, INC. REPORTS FIRST QUARTER NET INCOME

KEARNEY, NE -- The Buckle, Inc. (NYSE: BKE) announced today that net income for the fiscal quarter ended May 1, 2021 was $57.3 million, or $1.17 per share ($1.16 per share on a diluted basis).

Net sales for the 13-week fiscal quarter ended May 1, 2021 increased 159.2 percent to $299.1 million from net sales of $115.4 million for the prior year 13-week fiscal quarter ended May 2, 2020. Compared to the same 13-week period in fiscal 2019, net sales increased 48.6 percent from net sales of $201.3 million for the 13-week fiscal quarter ended May 4, 2019. Online sales increased 67.3 percent to $53.7 million for the 13-week period ended May 1, 2021, compared to net sales of $32.1 million for the 13-week period ended May 2, 2020. Compared to the same 13-week period in fiscal 2019, online sales increased 120.0 percent from net sales of $24.4 million for the 13-week period ended May 4, 2019.

Net income for the first quarter of fiscal 2021 was $57.3 million, or $1.17 per share ($1.16 per share on a diluted basis), compared with a net loss of $11.8 million, or $0.24 per share ($0.24 per share on a diluted basis) for the first quarter of fiscal 2020.

Results for fiscal 2020 were significantly impacted by the Company’s closure of all brick and mortar stores due to the COVID-19 pandemic beginning March 18, 2020. As a result of the impact of the store closures on prior year reported net sales, the Company will report total net sales compared to the past two years and does not plan to separately report comparable store sales for the periods most affected by the store closures.

Management will hold a conference call at 10:00 a.m. EDT today to discuss results for the quarter. To participate in the call, please call (844) 867-6169 for domestic calls or (409) 207-6975 for international calls and reference the conference code 1433238. A replay of the call will be available for a two-week period beginning today at 1:00 p.m. EDT by calling (866) 207-1041 for domestic calls or (402) 970-0847 for international calls and entering the conference code 6096737.

About Buckle

Offering a unique mix of high-quality, on-trend apparel, accessories, and footwear, Buckle caters to fashion-conscious young men and women. Known as a denim destination, each store carries a wide selection of fits, styles, and finishes from leading denim brands, including the Company’s exclusive brand, BKE. Headquartered in Kearney, Nebraska, Buckle currently operates 442 retail stores in 42 states. As of the end of the fiscal quarter, it operated 442 stores in 42 states compared with 446 stores in 42 states at the end of the first quarter of fiscal 2020.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:  All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors which may be beyond the Company’s control.  Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements.  Such factors include, but are not limited to, those described in the Company’s filings with the Securities and Exchange Commission.   The Company does not undertake to publicly update or revise any forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Note:  News releases and other information on The Buckle, Inc. can be accessed at www.buckle.com on the Internet.
Financial Tables to Follow

THE BUCKLE, INC.

CONSOLIDATED STATEMENTS OF INCOME
(Amounts in Thousands Except Per Share Amounts)
(Unaudited)

	Thirteen Weeks Ended
	May 1, 2021	May 2, 2020

SALES, Net of returns and allowances	$299,125	$115,413

COST OF SALES (Including buying, distribution, and occupancy costs)	151,572	88,588

Gross profit	147,553	26,825

OPERATING EXPENSES:
Selling	60,000	33,504
General and administrative	11,751	9,503
	71,751	43,007

INCOME (LOSS) FROM OPERATIONS	75,802	(16,182)

OTHER INCOME, Net	51	574

INCOME (LOSS) BEFORE INCOME TAXES	75,853	(15,608)

INCOME TAX EXPENSE (BENEFIT)	18,584	(3,824)

NET INCOME (LOSS)	$57,269	$(11,784)

EARNINGS (LOSS) PER SHARE:
Basic	$1.17	$(0.24)

Diluted	$1.16	$(0.24)

Basic weighted average shares	48,946	48,725
Diluted weighted average shares	49,309	48,922

THE BUCKLE, INC.

CONSOLIDATED BALANCE SHEETS
(Amounts in Thousands Except Share and Per Share Amounts)
(Unaudited)

ASSETS	May 1, 2021	January 30, 2021 (1)	May 2, 2020

CURRENT ASSETS:
Cash and cash equivalents	$393,153	$318,789	$185,037
Short-term investments	697	3,359	17,661
Receivables	1,670	2,823	1,774
Inventory	89,017	101,063	121,671
Prepaid expenses and other assets	20,615	11,190	13,438
Total current assets	505,152	437,224	339,581

PROPERTY AND EQUIPMENT	452,662	451,357	451,142
Less accumulated depreciation and amortization	(352,627)	(350,942)	(341,073)
	100,035	100,415	110,069

OPERATING LEASE RIGHT-OF-USE ASSETS	280,805	279,358	326,587
LONG-TERM INVESTMENTS	19,087	18,320	15,922
OTHER ASSETS	11,128	10,497	9,491

Total assets	$916,207	$845,814	$801,650

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$53,632	$43,399	$19,212
Accrued employee compensation	26,474	35,865	5,310
Accrued store operating expenses	27,355	20,303	15,927
Gift certificates redeemable	12,215	14,279	13,513
Current portion of operating lease liabilities	84,628	81,762	84,410
Income taxes payable	29,737	10,751	72
Total current liabilities	234,041	206,359	138,444

DEFERRED COMPENSATION	19,087	18,320	15,204
NON-CURRENT OPERATING LEASE LIABILITIES	222,981	224,506	270,053
Total liabilities	476,109	449,185	423,701

COMMITMENTS

STOCKHOLDERS’ EQUITY:
Common stock, authorized 100,000,000 shares of $.01 par value; issued and outstanding; 49,788,891 shares at May 1, 2021, 49,407,731 shares at January 30, 2021, and 49,408,181 shares at May 2, 2020	498	494	494
Additional paid-in capital	160,684	158,058	152,841
Retained earnings	278,916	238,077	224,614
Total stockholders’ equity	440,098	396,629	377,949

Total liabilities and stockholders’ equity	$916,207	$845,814	$801,650

(1) Derived from audited financial statements.